Exhibit 99.1

July 22, 2002

Endocardial Solutions Reports Second Quarter Earnings Results;

Total Sales Up 35% Over Q2 ‘01; Up 44% Year-to-Date Over 2001

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the second quarter 2002 of $7,531,826, compared with $5,577,704 for the same period of 2001, an increase of 35%.  The net loss for the second quarter ended June 30, 2002, is $1,929,875, or $.12 per share, compared with a net loss of $2,462,479, or $.17 per share, for the same period of 2001.  Year-to-date sales are $14,640,122, compared to $10,179,870 for the same period last year, reflecting an increase of 44%.

“EnSite catheter sales increased 52% for the quarter and 60% year-to-date,” said Jim Bullock, President and Chief Executive Officer.  “While the increase in percentage growth of our disposables business is encouraging, these results did not meet our expectations,” said Bullock.

“Within three years we have converted 19% of the U.S. electrophysiology laboratories with the EnSite 3000® System, and the demand for our system remains strong in all markets,” stated Bullock.  “With critical mass established, our attention is now focused on restructuring our field organization to improve catheter utilization.  I am confident that our new structure will harness the resources necessary to improve productivity and consumption,” said Bullock.

“Additionally, the success of our research and development projects are imperative to attaining our consumption objectives.  By early next year we expect to bring to market additional features designed to improve and expand the use of the EnSite system,” concluded Bullock.

Second Quarter 2002 Earnings Conference Call

July 23, 2002

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay through July 30, 2002

US/Canada: 1-800-642-1687

International: 1-706-6645-9291

Conference ID: 4924963

The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928

jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959

bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	June 30, 2002	June 30, 2001
Revenue	$7,531,826	$5,577,704

Cost of goods sold	2,789,072	2,223,112
Gross profit	4,742,754	3,354,592

Operating expenses:
Research and development	1,287,046	1,456,515
General and administrative	677,754	602,961
Sales and marketing	4,700,282	3,826,037
Operating loss	(1,922,328)	(2,530,921)

Other income (expense):
Interest income	26,262	90,970
Interest expense	(33,809)	(22,528)
	(7,547)	68,442

Net loss for the period	$(1,929,875)	$(2,462,479)

Net loss per share — basic and diluted	$(0.12)	$(0.17)

Weighted average shares outstanding	16,610,509	14,809,361

	For the Six Months Ended
	June 30, 2002	June 30, 2001
Revenue	$14,640,122	$10,179,870

Cost of goods sold	5,390,366	4,301,171
Gross profit	9,249,756	5,878,699

Operating expenses:
Research and development	2,593,968	2,469,842
General and administrative	1,291,575	1,193,406
Sales and marketing	9,077,403	7,239,933
Operating loss	(3,713,190)	(5,024,482)

Other income (expense):
Interest income	49,361	175,413
Interest expense	(60,965)	(104,521)
	(11,604)	70,892

Net loss for the period	$(3,724,794)	$(4,953,590)

Net loss per share — basic and diluted	$(0.23)	$(0.36)

Weighted average shares outstanding	16,050,720	13,637,960

Selected Balance Sheet Data

(Unaudited)

	June 30, 2002	December 31, 2001
Cash and cash equivalents	$6,102,323	$4,550,059
Working capital	12,678,520	6,341,166
Total assets	21,868,557	15,797,007
Total liabilities	7,216,423	7,081,207
Stockholders' equity	14,652,135	8,715,800